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                                                                     EXHIBIT 5.1


                          [VINSON & ELKINS LETTERHEAD]



                               February 22, 2002


Group 1 Automotive, Inc.
950 Echo Lane, Suite 100
Houston, Texas 77024

Ladies and Gentlemen:

         We have acted as counsel for Group 1 Automotive, Inc., a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of certain Deferred Compensation Obligations (the "Obligations"), pursuant to the Group 1 Automotive, Inc. Deferred Compensation Plan, as amended and restated (the "Plan").

         In connection with the foregoing, we have examined or are familiar with the Restated Certificate of Incorporation of the Company, the Bylaws of the Company, the Plan, the corporate proceedings with respect to the preparation and adoption of the Plan, and the Registration Statement on Form S-8 filed in connection with the Obligations (the "Registration Statement"), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that (a) the Plan has been duly and validly approved by the Company, (b) the Obligations have been duly and validly authorized by the Company, and (c) the Obligations will be the binding obligations of the Company, except that enforceability of the Obligations may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, and by general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law.

         The foregoing opinion is limited to the laws of the United States of America and the State of Texas, the Constitution of the State of Delaware and to the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                   Very truly yours,

                                   /s/ Vinson & Elkins L.L.P